As filed with the Securities and Exchange Commission on September 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sportradar Group AG

(Exact name of Registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Feldlistrasse 2 St. Gallen, Switzerland	CH-9000
(Address of Principal Executive Offices)	(Zip Code)

Sportradar Omnibus Stock Plan

Sportradar Group AG 2021 Employee Share Purchase Plan

(Full Title of the Plan)

Sportradar US LLC

150 South 5th St. Suite 400

Minneapolis, Minnesota 55402

+1 612-361-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan Paul F. Sheridan Marc D. Jaffe Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Carsten Koerl Sportradar Group AG Feldlistrasse 2 CH-9000 St. Gallen Switzerland +41 71 517 72 00	Michael Kaplan Shane Tintle Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, nominal value CHF 0.10 per share, issuable upon exercise of options outstanding under the Omnibus Stock Plan (the “Omnibus Plan”)	29,257,126(2)	$27.00(4)	$789,942,402.00(4)	$86,182.72
Class A ordinary shares, nominal value CHF 0.10 per share, issuable upon exercise of options outstanding under the Employee Share Purchase Plan (the “ESPP”)	5,916,441(3)	$27.00(5)	$159,743,907.00(5)	$17,428.06
Total	35,173,567		$949,686,309.00	$103,610.78

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A ordinary shares, nominal value CHF 0.10 per share (“Ordinary Shares”) of the Registrant that become issuable under the Omnibus Plan and the ESPP by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)

Represents 33,513 Ordinary Shares issuable upon exercise of outstanding options under the Omnibus Plan having an exercise price of $27.00 per share and 29,223,613 additional Ordinary Shares reserved for issuance under the Omnibus Plan.

(3)	Represents Ordinary Shares issuable under the ESPP.
(4)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Ordinary Shares ($27.00 per share).

(5)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Ordinary Shares ($27.00 per share).

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Sportradar Group AG is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)

The prospectus  filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on September 13, 2021, relating to the registration statement on Form F-1 originally filed with the SEC on August 17, 2021, as amended (File No. 333-258882); and

(b)

The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-40799), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 10, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Registrant to the SEC (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive management from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the corporation and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the corporation.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our executive officers and directors.

In any underwriting agreement we enter into in connection with the sale of the ordinary shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference. See Exhibit Index below.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Amended Articles of Association of the Registrant (1)

5.1*	Opinion of Niederer Kraft Frey Ltd, counsel to the Registrant, as to the validity of the Class A ordinary shares (including consent)

23.1*	Consent of KPMG AG, independent registered public accounting firm of Sportradar Group AG

23.2*	Consent of KPMG AG, independent registered public accounting firm of Sportradar Holding AG

23.3*	Consent of Niederer Kraft Frey Ltd (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Sportradar Omnibus Stock Plan (2)

99.2	Sportradar Group AG 2021 Employee Share Purchase Plan (3)

(1)

Previously filed as Exhibit 3.1 to the Registrant’s Amendment No. 1 of the Registration Statement on Form F-1 (File No. 333-258882), filed with the SEC on August 25, 2021, as amended, and incorporated herein by reference.

(2)	Previously filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-258882), filed with the SEC on August 17, 2021, as amended, and incorporated herein by reference.
(3)	Previously filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-258882), filed with the SEC on August 17, 2021, as amended, and incorporated herein by reference.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Gallen, Switzerland, on this 29th day of September, 2021.

SPORTRADAR GROUP AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: Chief Executive Officer

By:	/s/ Alexander Gersh
Name: Alexander Gersh
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Carsten Koerl and Alexander Gersh and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 29, 2021 in the capacities indicated.

NAME	TITLE

/s/ Carsten Koerl Carsten Koerl	Chief Executive Officer and Member of the Board (principal executive officer)

/s/ Alexander Gersh Alexander Gersh	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Jeffrey W. Yabuki Jeffery W. Yabuki	Chairman of the Board

/s/ Deirdre Bigley Deirdre Bigley	Member of the Board

/s/ John Doran John Doran	Member of the Board

/s/ George Fleet George Fleet	Member of the Board

/s/ Hafiz Lalani Hafiz Lalani	Member of the Board

/s/ Charles Robel Charles Robel	Member of the Board

/s/ Marc Walder Marc Walder	Member of the Board

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sportradar Group AG has signed this registration statement on September 29, 2021.

By:	/s/ Eduard Blonk
Name:	Eduard Blonk
Title:	Chief Commercial Officer